Exhibit 99.2

News Release

For Information Contact:        Jennifer Hanlon             Claudia Panfil
(305) 500-4547             (305) 500-3668
jennifer_a_hanlon@ryder.com claudia_panfil@ryder.com

Ryder System, Inc. Elects David G. Nord and Dmitri L. Stockton to its Board of Directors

MIAMI, February 9, 2018 – Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today announced that David G. Nord and Dmitri L. Stockton have been elected to its Board of Directors, effective March 1, 2018.

“The Board nominated both Mr. Nord and Mr. Stockton as directors for their impressive leadership experience,” said Robert Sanchez, Ryder Chairman and CEO. “Mr. Nord’s experience in global operations and strong financial acumen and Mr. Stockton’s expertise in risk management, governance, finance, and asset management are skills that complement the other skills represented on our Board.”

Mr. Nord serves as Chairman, President and Chief Executive Officer of Hubbell Incorporated, an international manufacturer of electrical and electronic products for a broad range of non-residential and residential construction, industrial, and utility applications. Mr. Nord has held this position since May 2014, and prior to that, served as President and Chief Executive Officer of Hubbell since January 2013. Mr. Nord joined Hubbell in 2005 as Senior Vice President and Chief Financial Officer. Prior to joining Hubbell, Mr. Nord held various senior financial positions at United Technologies Corporation, including Vice President and Controller as well as Vice President of Finance and Chief Financial Officer of Hamilton Sundstrand Corporation, one of its principal subsidiaries.

Mr. Stockton most recently served as Senior Vice President and Special Advisor to the Chairman of General Electric Company (GE) from 2016 until his retirement in 2017. Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as Chairman, President and Chief Executive Officer of GE Asset Management, a global asset management company affiliated with GE, and as Senior Vice President of GE. From 2008 to 2011, he served as President and Chief Executive Officer for GE Capital Global Banking and Senior Vice President of GE in London, UK. He previously also served as President and Chief Executive Officer for GE Consumer Finance for Central and Eastern Europe.

About Ryder
Ryder is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. Ryder has been named among FORTUNE’s World’s Most Admired Companies, and has been recognized for its industry-leading practices in third-party logistics, environmentally-friendly fleet and supply chain solutions, and world-class safety and security programs. The Company is a proud member of the American Red Cross Disaster Responder Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com, and follow us on our Online Newsroom and social media pages: Facebook, LinkedIn, Twitter, Instagram, and YouTube.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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